Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4, to which this consent is an exhibit, filed by Richmond Mutual Bancorporation, Inc., a Maryland corporation (“RMBI”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of RMBI upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of November 11, 2025, by and among RMBI and The Farmers Bancorp, Frankfort, Indiana), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	March 23, 2026

By:	/s/ Barbara A. Cutillo
Barbara A. Cutillo